Mr. Donald P. Bellum
January 3, 1997

                   DAKOTA MINING CORPORATION
                           Suite 2450
                     410 Seventeenth Street
                        Denver, Colorado
                             80202

January 3, 1997

Mr. Donald P. Bellum, President
USMX, INC.
141 Union Blvd., Suite 100
Lakewood, CO 80228

Dear Mr. Bellum:

     The purpose of this letter is to confirm our various discussions and the agreement in principle we have reached regarding the proposed business combination (the "Merger") of USMX, INC. ("USMX"), a Delaware corporation, and Dakota Mining Corporation ("Dakota"), a Canadian corporation and certain transactions ancillary thereto (together with the Merger (the "Transaction")). Our further discussions will culminate in a definitive agreement (the "Merger Agreement") on terms and conditions consistent with this letter. It is our mutual desire and objective that the Merger Agreement be executed as promptly as feasible, but no later than January 30, 1997. The Merger Agreement should provide for, among other matters, the following:

     1. At the closing of the Merger (the "Closing"), each holder of 1.10 outstanding shares ("USMX Shares") of USMX common stock will receive one common share ("Dakota Share") of Dakota (the "Exchange Ratio"). The Merger is intended to be adopted and treated as a tax-free reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and to be effected as a reverse triangular merger under the General Corporation Law of the State of Delaware (the "DGCL"), whereby an indirect wholly-owned subsidiary of Dakota (the "Merger Subsidiary") to be incorporated and organized under the DGCL will merge with and into USMX. USMX, as the surviving corporation, will become an indirect wholly-owned subsidiary of Dakota and, at the effective time (the "Effective Time") of the Merger, a number of other steps will occur simultaneously culminating in each outstanding USMX Share being converted on the basis of the Exchange Ratio into Dakota Shares issued by Dakota and contributed to the Merger Subsidiary as merger consideration. Notwithstanding the foregoing, the Merger may be effected in such other manner, whether pursuant to the DGCL or other applicable corporate law, as Dakota and USMX may agree to, provided that in any event the manner in which the Merger is effected qualifies as a tax-free reorganization under Section 368(a) of the Code. Dakota and USMX will use their respective reasonable best efforts to effect the Merger in a manner that generally provides tax-deferred treatment under the Income Tax Act (Canada), as amended (the "Canadian Tax Act") to holders of USMX shares who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada, provided that the availability of such tax-deferred treatment will not be a condition to the consummation of the Merger.

     2. At the Closing, pursuant to the Merger or otherwise pursuant to the Transaction, each of then outstanding options, warrants, convertible or exchangeable securities and other rights granted or issued by USMX entitling the holders thereof to purchase or otherwise acquire USMX Shares ("USMX Convertible Securities") will be cancelled and replaced by or exchanged for similar securities of and rights in Dakota, or will continue as obligations of USMX (as the surviving corporation under the Merger) and be assumed by Dakota and deemed to constitute rights in Dakota, entitling the holders thereof to purchase or otherwise acquire, on the same terms and conditions as were applicable to such USMX Convertible Securities, a number of Dakota Shares based on the Exchange Ratio for each USMX Share underlying such USMX Convertible Securities and with the exercise, conversion or exchange price for such USMX Convertible Securities adjusted accordingly.

     3. The obligations of Dakota and USMX to enter into the Merger will be subject to satisfaction of the following conditions:

                    (a)  The approval of the holders of USMX
               Shares and, if required, the holders of Dakota
               Shares;

                    (b)  By no later than January 30, 1997, the
               written consent of N M Rothschild & Sons Limited, on terms and conditions satisfactory to Dakota, and of such other third parties whose consents are required under any agreements or other instruments to which USMX or Dakota or any of their affiliates is a party or by which any of them is bound;

                    (c)  USMX and Dakota shall have obtained any
               regulatory clearances and approvals necessary to effect the Merger;

                    (d)  By no later than January 30, 1997,
               Dakota shall have issued and sold, on terms and conditions reasonably satisfactory to Dakota and USMX, Dakota Shares or securities directly or indirectly convertible into or exchangeable or exercisable for Dakota Shares for aggregate gross proceeds of not less than Cdn. $40 million (the "Canadian Offering"), provided that a portion of such proceeds (not in excess of the amount of such proceeds less the amount of the Loan referred to below) may be held in escrow pending consummation of the Merger;

                    (e)  By no later than January 30, 1997,
               Dakota will lend US $5 million to USMX (the
               "Loan") on terms and conditions to be mutually agreed upon;

                    (f)  The date of Closing shall be no later
               than April 30, 1997, provided, however, that the date of Closing will be automatically extended to no later than May 31, 1997 in the event that on April 30, 1997 (i) the Proxy Statement/Prospectus filed with the U.S. Securities and Exchange

               Commission ("SEC") has either not been cleared by the SEC or clearance has been obtained, but without sufficient time (under applicable law) to hold the stockholder meeting(s), or (ii) other regulatory clearances or approvals necessary to effect the Merger have not been obtained; and

                    (g)  The Merger Agreement shall also contain
               representations, warranties and covenants customary for transactions of the nature contemplated hereby.

     4. After the Closing, the Board of Directors of Dakota will consist of nine persons. The Board shall be comprised of five persons designated by Dakota and four persons designated by USMX; provided, however, the designated persons will be agreeable to both USMX and Dakota. Of the four persons designated by USMX, one person will be selected by Pegasus Gold Inc., the largest stockholder of USMX.

     5. At the Closing, the Board will elect Alan R. Bell to be the President and Chief Executive Officer of Dakota and Donald P.
Bellum will be elected to serve as the Chairman of the Board of Directors of Dakota.

     Dakota and USMX covenant and agree with each other as set forth in Schedule A hereto, which is incorporated by reference herein and the provisions of which shall be binding upon Dakota and USMX.

     It is also our mutual desire and objective, by no later than the time the Merger Agreement is executed, to procure from Pegasus Gold Inc. and North Pacific Mining Corporation (the "Major Shareholders") agreements ("Support Agreements") pursuant to which each of the Major Shareholders will agree, subject to customary conditions, to (i) vote its USMX Shares in favor of resolutions to approve the merger, (ii) not exercise any dissent rights with respect to its USMX Shares in connection with the merger, and (iii) not dispose of any of its USMX shares without the consent of Dakota.

     Dakota and USMX each confirm that their respective boards of directors have approved the Exchange Ratio and the other terms and conditions of the Transaction set out in this letter.

     Upon execution of this letter by Dakota and USMX, Dakota and USMX will issue promptly a joint press release approved by both parties announcing the proposed Transaction. Thereafter, Dakota and USMX may issue such press releases, and make such other disclosure regarding the Transaction, as each determines (after consultation with legal counsel) are required under applicable securities laws and stock exchange rules, provided that to the extent reasonably practicable each party making any such disclosure will provide advance notice to the other of the form and content of such disclosure and the opportunity to comment thereon, and shall in any case promptly deliver to the other party a copy of such disclosure in the form released.

     We have discussed that time is of the essence in consummating the proposed Transaction. Accordingly, we have each instructed our respective counsel to work with each other promptly after the execution of this letter to prepare the Merger Agreement. It is understood that Dakota, with the cooperation of USMX, will continue its efforts in connection with the Canadian Offering in order to obtain commitments for the total amount of the offering by no later than January 10, 1997.

     If this letter meets with your approval, kindly so signify by signing the enclosed duplicate copy of this letter, whereupon Schedule A shall constitute a binding agreement between us and otherwise this letter shall constitute a letter of intent between us.

                                   Yours truly,

                                   Dakota Mining Corporation


                                   By:
                                        Alan R. Bell, President


The foregoing is confirmed on
this 3rd day of January, 1997:

USMX, INC.


By:
     Donald P. Bellum, President

We confirm that we intend to support the Transaction and enter into a Support Agreement:

PEGASUS GOLD INC.


By:
     Executive Officer

                           Schedule A

1. Each of Dakota and USMX covenants and agrees as to itself and with respect to each of its subsidiaries (the "Subsidiaries") that, from and after the date of the letter (the "Letter") to which this Schedule A is attached until the Effective Time, except insofar as the other party shall otherwise consent or except as otherwise contemplated hereby or by the
Letter:

          (a) the business of it and its Subsidiaries will be conducted only in the ordinary and usual course in all material respects and, to the extent consistent therewith, it and its Subsidiaries will use all reasonable efforts to preserve their business organizations intact and maintain their existing relations with customers, suppliers, employees and business associates;

          (b) it will not (i) sell or pledge or agree to sell or pledge any shares or capital stock owned by it in any of its Subsidiaries, (ii) amend its constating documents, (iii) subdivide, split, combine, consolidate or reclassify any of its outstanding shares or capital stock, (iv) declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its shares or capital stock, (v) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, directly or indirectly, any of its shares or capital stock or any securities convertible into or exchangeable or exercisable for any of its shares or capital stock, or (vi) enter into any material transaction not in the ordinary course of its business, consistent with past practice, other than, in the case of USMX, a definitive agreement with Pegasus Gold Inc. ("Pegasus") relating to the previously disclosed proposed sale of USMX's interest in the Montana Tunnels property to Pegasus for, and the concurrent release of USMX from its obligation to repay loans owing to Pegasus in the amount of, US$4.5 million;

          (c)  neither it nor any of its Subsidiaries will
          (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any of its shares or capital stock, or any securities convertible into or exchangeable or exercisable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its shares or capital stock other than
          (x), in the case of Dakota, Dakota Shares or securities directly or indirectly convertible into or exchangeable or exercisable for Dakota Shares pursuant to the Canadian Offering or Dakota Shares issuable pursuant to options outstanding on the date of the Letter and (y), in the case of USMX, debentures or notes convertible into USMX Shares as contemplated in clause (ii) below or USMX Shares issuable pursuant to USMX Convertible Securities outstanding on the date of the Letter,
          (ii) transfer, lease, license, sell, mortgage, pledge, encumber or dispose of any property or assets or incur, guarantee, assume or modify any indebtedness or other liability other than in the ordinary and usual course of business consistent with past practice or other than

          (x), in the case of Dakota, convertible debentures or notes issued by Dakota pursuant to the Canadian Offering and (y), in the case of USMX, transactions relating to the agreement with Pegasus referred to in clause (vi) of subparagraph (b) above and convertible debentures or notes issued by USMX or other indebtedness incurred by USMX in an aggregate principal amount of up to US $3 million on terms and conditions acceptable to Dakota, acting reasonably,
          (iii) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice, or (iv) make any material acquisition of, or investment in, assets, shares, capital stock or other securities of any other person or entity other than its wholly-owned subsidiaries or in the ordinary and usual course of business consistent with past practice;

          (d) except as may be required to satisfy contractual obligations existing as of the date of the Letter and the requirements of applicable law, neither it nor any of its Subsidiaries will establish, adopt, enter into, make, amend in any material respect or make any material elections under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (e) it will not implement any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;
          and

          (f) neither it nor any of its Subsidiaries will authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through
          (e) above.

2. (a) From and after the date of the Letter until the earlier of the Effective Time or the termination of this Schedule A in accordance with its terms, USMX and its Subsidiaries shall not, and shall use their best efforts to ensure that their respective directors do not, and shall not permit their respective officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit, initiate or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any person, other than Dakota, relating to the possible acquisition of, or business combination with, USMX or any of its Subsidiaries (whether by way of merger, consolidation, take-over bid, tender offer, purchase of shares, purchase of assets or otherwise) or any material portion of its or their shares or capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition or combination, herein referred to as a "Competing Transaction"), (ii) provide non-public information with respect to USMX or its Subsidiaries, or afford any access to the properties, books or records of USMX or its Subsidiaries, to any person, other than Dakota, relating to a possible Competing Transaction by any person other than Dakota, (iii) make or authorize any statement, recommendation or solicitation in support of any possible Competing Transaction by any person, other than by Dakota, or
          (iv) enter into an agreement with any person, other than Dakota, providing for a possible Competing Transaction. USMX, its Subsidiaries, and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates, shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Notwithstanding subparagraph (a) above, prior to the approval of the Merger by the holders of USMX Shares, nothing contained in this Schedule A shall prevent the USMX Board of Directors (or its agents pursuant to its instructions) from (i) engaging in discussions or negotiations with (but not soliciting or initiating such discussions or negotiations or encouraging inquiries from) a party concerning an unsolicited proposal for a Competing Transaction, (ii) providing non-public information with respect to USMX or its Subsidiaries that has previously been provided to Dakota or (iii) making any statement or recommendation in support of any Competing Transaction, in each case if the USMX Board of Directors first determines in good faith, after consultation with and receiving written advice from its outside legal counsel (which advice need not constitute an opinion), that such action is required by reason of the fiduciary duties of the directors of USMX to the USMX shareholders under applicable law, provided that in each such event USMX promptly notifies Dakota of such determination and provides Dakota with the fact that it is furnishing information to, or entering into discussions or negotiations with, a person or entity and USMX keeps Dakota informed of the status (but not the terms or the identity of the person or entity) of any such discussions or negotiations. Except to the extent expressly provided in this subparagraph (b), nothing in this subparagraph shall relieve USMX from its obligation to comply with the other terms of this Schedule A. If USMX or any of its Subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to a Competing Transaction, USMX shall immediately notify Dakota thereof. USMX shall be responsible for any breach of this paragraph 2 by any of its (or its Subsidiaries') directors, officers, employees, representatives, investment bankers, agents and affiliates.

          (c) Dakota may, in its sole discretion, prior to the holding of the meeting of USMX shareholders to approve the Merger, amend the terms of the Merger to increase the consideration payable to holders of USMX Shares pursuant thereto, by delivering such amended terms of the Merger to USMX before the holding of such meeting, provided that such amendment shall not materially delay the consummation of the Merger.

          (d) Notwithstanding any other provisions hereof, USMX shall not (i) enter into a Competing Transaction until at least (x) ten business days following the first notification by USMX to Dakota that it has entered into discussions with a third party in respect of such Competing Transaction and (y) five business days following delivery of written notice by USMX to Dakota of the identity of the parties to and the terms and conditions of such Competing Transaction or (ii) for a period of ten business days following termination of this Schedule A pursuant to subparagraphs 3(j) or (k) hereof, grant or agree to grant to any third party, in connection with a Competing Transaction, an option to purchase treasury securities or assets of USMX or any of its Subsidiaries, pay or agree to pay to any such third party, termination, expense reimbursement, "topping" or similar fees in the event of non-consummation of such Competing Transaction or otherwise commit to any inducement to any such third party.

3. This Schedule A and any obligations under the Letter may be terminated at any time:

          (a)  by mutual written agreement of Dakota and USMX;

          (b) by either Dakota or USMX, if the Merger Agreement has not been executed and delivered by each of Dakota and USMX on or before January 30, 1997;

          (c) by Dakota, if a Support Agreement has not been executed and delivered by Pegasus on or before the date the Merger Agreement is executed and delivered;

          (d) by either USMX or Dakota, if, after January 10, 1997 and on or before January 13, 1997, either USMX or Dakota gives written notice to the other that it is not satisfied, acting reasonably, with the amount of commitments or expressions of interest obtained for the Canadian Offering, provided that such notice may not be given if, on or before January 10, 1997, Dakota has delivered to USMX a copy of a letter addressed to Dakota from Canaccord Capital Corporation to the effect that it is highly confident that not less than Cdn. $40 million of aggregate gross proceeds can be raised under the Canadian Offering;

          (e) by either Dakota or USMX, if the condition set forth in subparagraph 3(b) of the Letter is not satisfied;

          (f) by either USMX or Dakota, if the conditions set forth in subparagraphs 3(d) or (e) of the Letter are not satisfied;

          (g) by Dakota, if there has been a breach by USMX of any of its covenants or agreements set forth in this Schedule A or if a Material Adverse Change (as defined below) has occurred with respect to USMX;

          (h) by USMX, if there has been a breach by Dakota of any of its covenants or agreements set forth in this Schedule A or if a Material Adverse Change has occurred with respect to Dakota;

          (i) by either Dakota or USMX, if a permanent injunction or other order by any court having jurisdiction shall have been issued and shall have become final and non-appealable which would (i) make illegal or otherwise restrain or prohibit the consummation of the Merger, (ii) prohibit Dakota's ownership or operation of all or any material portion of the business or assets of USMX and its Subsidiaries or (iii) compel Dakota to dispose of or hold separate all or any material portion of the business or assets of USMX or its Subsidiaries;

          (j) by Dakota, if the USMX Board shall have made any recommendation to the USMX shareholders against the Merger or in support of a Competing Transaction or if USMX shall have entered into a Competing Transaction;

          (k) by USMX, if the USMX Board of Directors determines in good faith, after consultation with and receiving written advice from its outside legal counsel (which advice need not constitute an opinion), that it is required, by reason of the fiduciary duties of the directors of USMX to the USMX shareholders under applicable law, to recommend to the USMX shareholders that they vote against the Merger and approve instead a Competing Transaction that the USMX Board of Directors has determined in good faith, after consultation with its outside financial advisors, is financially more favourable to the USMX shareholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed by Dakota in response to such Competing Transaction), is the subject of a firm written offer from a third party that is capable of consummating such Competing Transaction and is likely to be successful, taking into account any amendments to the Merger contemplated by subparagraph 2(c) hereof and the conditions and valid and binding character of such offer (a "Superior Competing Transaction"), provided that a Superior Competing Transaction shall not be committed to or entered into by USMX or effected until at least five business days following delivery to Dakota of the notice contemplated by clause (y) of subparagraph 2(d)(i) hereof.

For purposes of this paragraph 3, the term "Material Adverse Change" used with respect to a party means any event, change or effect, that is, or is reasonably likely to be, adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, taken as a whole, provided that a Material Adverse Change shall not include or be deemed to result from any change in the market value of USMX Shares or Dakota Shares or any adverse effect resulting from changes in general economic conditions or conditions generally affecting gold prices.

Any termination of this Schedule A under this paragraph 3 will be effective by the delivery of written notice by the terminating party to the other party hereto.

In the case of any termination of this Schedule A as provided by this paragraph 3 or in paragraph 4 hereof, this Schedule A shall be of no further force and effect (except as provided in paragraphs 6 and 7 hereof) and nothing herein shall relieve any party from liability for any breach of this Schedule A.

4. As an inducement and consideration for Dakota agreeing, subject to the terms and conditions of the Letter and this Schedule A, to effect the Merger, USMX agrees to grant to Dakota an option (the "Option") to purchase up to 810,000 USMX Shares, at a price equal to US $1.75 per Share, exercisable at any time after this Schedule A is terminated (i) by Dakota pursuant to subparagraph 3(j) hereof or (ii) by USMX pursuant to subparagraph 3(k) hereof and on or before the day that is six months after such termination, provided that the Option shall not be exercisable after the Termination Fee (as defined below) has been paid to Dakota. The granting of the Option is subject to acceptance for filing of notice of the grant of the Option by The Toronto Stock Exchange (the "TSE"). USMX covenants and agrees to promptly file such notice with the TSE and to use its reasonable best efforts to obtain the acceptance for filing of such notice by the TSE. The terms and conditions of the Option (including customary anti-dilution provisions) shall be set forth in an agreement (the "Option Agreement"), in form and content reasonably acceptable to Dakota, to be executed and delivered by Dakota and USMX promptly after such condition is satisfied. If the Option is not granted, and the Option Agreement is not executed and delivered, on or before January 30, 1997 by reason of the failure of the TSE to accept for filing notice of the grant of the Option, Dakota may terminate this Schedule A by giving written notice thereof to USMX on or before such date.

5. If this Schedule A is terminated (i) by Dakota pursuant to subparagraph 3(j) hereof or (ii) by USMX pursuant to subparagraph 3(k) hereof, then USMX may pay to Dakota (by wire transfer of immediately available funds) a fee (the "Termination Fee") of US $500,000 within 30 days after the delivery of the notice of termination pursuant to paragraph 3 hereof, provided that USMX shall not be entitled to make such payment if at any time prior to the making of such payment, Dakota shall have exercised the Option.

The issuance by USMX to Dakota of the USMX Shares issuable upon exercise of the Option or the payment by USMX to Dakota of the Termination Fee is in lieu of any damages or any other payment which USMX might otherwise be obligated to pay to Dakota as a result of any termination for which payment is due hereunder. USMX agrees that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring USMX to issue the USMX Shares issuable upon exercise of the Option or to pay the Termination Fee as set forth in the Option Agreement or herein, it is in the intent of the parties to provide, as of the date of the Letter, for a liquidated amount of damages to be paid by USMX to Dakota. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

6. Each of Dakota and USMX will bear its respective expenses incurred with respect to the Transaction.

7. Prior to the Effective Time and for one year from any termination of this Schedule A, each of the parties hereto will hold, and will use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to such party by such other party in connection with the Transaction, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later acquired by such party from sources other than such other party so long as, to the knowledge of such party, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that such party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transaction so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. The obligations of the parties hereto to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Schedule A is terminated, each of the parties hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party all documents and other materials, and all copies thereof, obtained by such party from such other party in connection with the Transaction that are subject to such confidence.